Exhibit 10.1

SECOND AMENDMENT TO THE
EMPLOYMENT AGREEMENT
FOR ALMA SHUCKHART

THIS AMENDMENT executed on this 7th day of November 2007 by and between the TIB Financial Corp. (the “Holding Company”), TIB Bank (the “Bank”), and Alma Shuckhart (the “Executive”).

On  March 1, 2004, the Company and Executive executed the EMPLOYMENT AGREEMENT by and between TIB Financial Corp. (the “Holding Company”), TIB Bank of the Keys (the “Bank”), and Alma Shuckhart (the “Executive”).

The undersigned hereby amends, in part, said Agreement for the purpose of changing the Termination section of the Agreement.

 Section 8 of the Agreement shall be amended to reflect as follow

8 (b).  Termination.    By the Executive upon the lapse of 30 days following written notice by the Executive to the Company of termination of her employment hereunder for Good Reason (as defined below), which notice shall reasonably describe the Good Reason for which the Executive’s employment is being terminated; provided, however, that if the Good Reason specified in such notice is such that there is a reasonable prospect that it can be cured with diligent effort within 30 days, the Company shall have the opportunity to cure such Good Reason, for a period not to exceed 30 days from the date of such notice, and the Executive’s employment shall continue in effect during such time so long as the Company makes diligent efforts during such time to cure such Good Reason.  If such Good Reason shall be cured by the Company during such time, the Executive’s employment and the obligations of the Company hereunder shall not terminate as a result of the notice which has been given with respect to such Good Reason.  Cure of any Good Reason with or without notice from the Executive shall not relieve the Company from any obligations to the Executive under this Agreement or otherwise and shall not affect the Executive’s rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason.  For purposes of this Agreement, the term “Good Reason” shall mean (i) any material breach by the Company of any provision of this Agreement, or (ii) any significant reduction (not pertaining to job performance issues), in the duties, responsibilities, authority or title of the Executive as an officer of the Company.

If the Executive’s employment is terminated by the Executive for Good Reason, the Company shall for a period of two years thereafter (i) continue to pay to the Executive the base annual salary in effect under Section 4(a) on the date of said termination (or, if greater, the highest annual salary in effect for the Executive within the 36 month period prior to said termination) plus an annual amount equal to any bonus paid by the Company to the Executive during the 12 month period prior to said termination, such salary and bonus to be payable in such periodic installments (and not as a lump sum payment) consistent with the payroll periods for the Company’s payments to its other employees; and (ii) pay directly or reimburse the Executive for continued coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act under the Bank’s medical insurance plan for a period of 18 months..

TIB FINANCIAL CORP.		TIB BANK OF THE KEYS
By:	/s/ Edward V. Lett	By:	/s/ Michael Carrigan
	Edward V. Lett		Michael Carrigan
	President and Chief Executive Officer		President and Chief Executive Officer

“EXECUTIVE”
By:	/s/ Alma Shuckhart
Alma Shuckhart, individually
Address: